Exhibit 1.01




                                    TERMS AGREEMENT



                              May 16, 1995



Commercial Credit Company
300 St. Paul Place
Baltimore, Maryland 21202

Attention: Chief Financial Officer
           -----------------------

Dear Sirs:

          We understand that Commercial Credit Company, a Delaware corporation (the "Company"), proposes to issue and sell $200,000,000 aggregate principal amount of its debt securities (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriter (the "Underwriter"), offer to purchase the Securities at 99.673% of the aggregate principal amount thereof, plus accrued interest from May 15, 1995 to the date of payment and delivery.
The Closing Date shall be May 23, 1995, at 8:30 A.M. at the offices of Travelers Group Inc., 388 Greenwich Street, New York, New York 10013.

          The Securities shall have the following terms:

     Title:              6-3/4% Notes due May 15, 2000
     Maturity:           May 15, 2000
     Interest Rate:      6-3/4% per annum
     Interest Payment
       Dates:            May 15 and November 15, commencing November 15,
                         1995
     Price to
       Public:           The Underwriter proposes to offer the Notes from
                         time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices




























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     Redemption
       Provisions:       The Securities are not redeemable by the Company
                         prior to maturity.


     Additional terms:   The Regular Record Dates are April 30 and October
                         31.  The Securities shall be issuable as
                         Registered Securities only. The Securities will be initially represented by one or more global
                         Securities registered in the name of The
                         Depository Trust Company ("DTC") or its nominee.
                         Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Company's
                         Prospectus Supplement dated May 16, 1995.
                         Principal and interest on the Securities shall be payable in United States dollars. The provisions of Section 403 of the Indenture relating to defeasance shall apply to the Securities.

          All the provisions contained in the document entitled "Commercial Credit Company-Debt Securities-Underwriting Agreement Basic Provisions" and dated November 28, 1989 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

          Basic Provisions varied with respect to this Terms Agreement:
(a) Immediately prior to the first parenthesis in the fourth sentence of the first paragraph, add the following: ", as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto"; (b) In the first line of Section 2(a), delete "(33-28723)" and insert in lieu thereof "(33-56553)" and any reference in the Basic Provisions to a registration statement shall be deemed a reference to such registration statement on Form S-3; (c) In the fifth line of the third paragraph of Section 3, delete the phrase "New York Clearing House (next




























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day)" and insert in lieu thereof "federal or other same day"; and (d) in the fourteenth line of the third paragraph of Section 3, delete the word "definitive" and insert in lieu thereof "global".

          The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Schedule E to the By-Laws of the National
Association of Securities Dealers, Inc.

          Charles O. Prince, III, Esq. is counsel to the Company. Dewey Ballantine is counsel to the Underwriter.

          The Securities will be made available for checking and packaging at the designated office of Citibank, N.A. at least 24 hours prior to the Closing Date.






















































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          Please accept this offer no later than 9:00 o'clock P.M. on May
16, 1995, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

          "We hereby accept your offer, set forth in the Terms Agreement, dated May 16, 1995, to purchase the Securities on the terms set forth therein."

                              Very truly yours,

                              CS FIRST BOSTON CORPORATION



                              By:     /s/ Lee J. Einbinder
                                   -------------------------
                                   Name:  Lee J. Einbinder
                                   Title: Director


ACCEPTED:

COMMERCIAL CREDIT COMPANY



By:   /s/ Firoz B. Tarapore
    ---------------------------
    Name:  Firoz B. Tarapore
    Title: Vice President and
           Assistant Treasurer








































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